News Release

Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE
Graham Corporation Announces James R. Lines Appointed as President and Chief Operating Officer
William C. Johnson resigns as President and CEO for personal reasons
BATAVIA, NY, June 15, 2006 — Graham Corporation (AMEX: GHM) today reported that its Board of Directors has appointed James R. Lines as President and Chief Operating Officer effective June 14, 2006, following its receipt of William C. Johnson’s resignation.
Mr. Jerald D. Bidlack, Chairman of Graham Corporation, said, “We are sorry to see Bill go, but appreciate the difficulty of his decision. Over the last 18 months, management and the Board have worked together to measurably improve Graham’s operations and to develop a solid strategy to provide the guiding direction for Graham’s growth. The management and employees of Graham have fully embraced the changes we have made, and the direction we are headed, as evidenced by the strength of our performance and outlook. We believe that Jim, given the depth of his experience with our products and markets and his knowledge of the Company, can readily execute our plans and provide the leadership to sustain our growth.”
Mr. Lines has been with Graham since May 1984. Since December 2004, Mr. Lines was Graham’s Vice President and General Manager. Mr. Lines has also held the positions of Vice President of Engineering and Vice President of Sales and Marketing. Prior to his senior management positions, he was an application engineer, sales engineer and product supervisor. Mr. Lines holds a Bachelor of Science degree in Aerospace Engineering from the University of Buffalo.
Mr. Lines noted, “I am looking forward to the opportunity to continue to drive the growth and change we are realizing as a Company. Our strategy is to continue to capitalize on the strong growth we are realizing in our major markets and, in order to be well positioned beyond this current cycle, to expand our geographic markets and the industries we serve through organic growth and selective acquisitions designed to mitigate the downside effects of the cyclicality of our markets. We have a strong team that is committed to the execution of this strategy and we expect solid growth in fiscal 2007 and beyond.”
Mr. Lines will also stand for election as a Director by Graham’s stockholders at its upcoming Annual Meeting on Thursday, July 27, 2006. Mr. Johnson will remain an employee of the Company through July 2006 in order to facilitate the transition.
Mr. Johnson, who joined Graham in November 2004 as President and CEO, commented, “The decision to leave Graham was a very difficult one for me, but important for my family, and I regret having to leave during such exciting times for the Company. I am pleased that the Board has recognized Jim’s strong leadership capabilities and the integral role that he has played in defining our strategy for growth, improving our operations, increasing our productivity and capitalizing on the opportunities presented us by our strong markets. Having worked with Jim these past 18 months, I have the utmost confidence that Graham will continue its momentum and success.”
Webcast and Conference Call
Jerald D. Bidlack, Chairman, Graham Corporation, and James R. Lines, President and COO, will host a conference call and webcast on June 16, 2006 at 10:00 a.m. eastern time to discuss Mr. Lines

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Graham Corporation Announces James R. Lines Appointed as President and Chief Operating Officer
June 15, 2006
appointment. The webcast can be accessed at www.graham-mfg.com. Participants should go to the website approximately 10 to 15 minutes prior to the scheduled teleconference in order to register and download any necessary audio software. The teleconference can be accessed by calling 719.457.2681 approximately 5 to 10 minutes prior to the call.
A replay of the call will be available through June 23, 2006 at 11:59 p.m. eastern time at 719.457.0820 with passcode 3605453. An archive of the webcast and a transcript of the teleconference will also be available at www.graham-mfg.com.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a designer, manufacturer and global supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 70 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principle markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, drugs, heating, ventilating and air conditioning.
Graham’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website: www.graham-mfg.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “intends”, “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham expects or anticipates will occur in the future, including statements relating to the Graham’s anticipated revenues, foreign sales operations, its strategy to build its global sales representative channel and operations, the effectiveness of automation in expanding its engineering capacity, its ability to improve cost competitiveness, customer preferences and changes in market conditions in the industries in which Graham operates, the change in the competitive landscape, and other related factors are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These and other risk factors and uncertainties are more fully described in Graham’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Should one or more of such risks or uncertainties materialize, or should any of Graham’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham’s forward-looking statements. Except as required by law, Graham disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
J. Ronald Hansen, Vice President — Finance and Administration, and CFO
Phone: (585) 343-2216 Email: rhansen@graham-mfg.com
-OR-
Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com